UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

FREESTAR TECHNOLOGY CORPORATION
(Exact Name of Registrant as Specified in Charter)

Nevada	0-28749	88-0446457
(State of Other Jurisdiction Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

31 Mespil Road, Ballsbridge, Dublin 4, Ireland
(Address of Principal Executive Offices) (Zip Code)

2007 DIRECTORS AND
CONSULTANTS STOCK PLAN;
2007 STOCK INCENTIVE PLAN

(Full Title of the Plans)

CORPORATE SERVICE CENTER, INC.
5190 NEIL ROAD SUITE 430
RENO, NV 89502
(775) 329-7721

(Name, Address, and Telephone Number of Agent for Service)

With a copy to:
Thomas M. Ffrench, Esq.
Michael A. Connor, Esq.
Horizon Law Group LLP
1920 Main Street, Suite 210
Irvine, CA 92656
(949) 261-2500

CALCULATION OF REGISTRATION FEE

Title of Securities to	Amount to be	Proposed Maximum	Proposed Maximum	Amount of
be Registered	Registered (1)	Offering Price Per	Aggregate Offering	Registration
		Share (2)	Price (2)	Fee

Common Stock	35,000,000 (3)	$0.30	$10,500,000	$1,123.50

Common Stock	35,000,000 (4)	$0.30	$10,500,000	$1,123.50

(1)    Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement includes an indeterminate number of additional shares which may be offered and issued to prevent dilution from stock splits, stock dividends or similar transactions as provided in the above-referenced plans.

(2)    Estimated solely for the purpose of calculating the registration fee, in accordance with Rule 457(h), on the basis of the price of securities of the same class, as determined in accordance with Rule 457(c) as follows, as the offering price is not known: average of the bid and ask prices as of January 25, 2007 (within 5 business days prior to the date of filing this registration statement).

(3)    The 2007 Directors and Consultants Stock Plan authorizes a total of 35,000,000 shares.

(4)    The 2007 Stock Incentive Plan authorizes a total of 35,000,000 shares.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Information required by Part I to be contained in the Section 10(a) Prospectus is omitted from the Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the Note to Part I of Form S-8. The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants as specified by Securities Act Rule 428(b)(1).

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.     INCORPORATION OF DOCUMENTS BY REFERENCE

The following are hereby incorporated by reference:

(a) The Registrant's latest annual report on Form 10-KSB for the fiscal year ended June 30, 2006, filed on September 29, 2006.

(b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the financial statements contained in the Form 10-KSB referred to in (a) above, including, without limitation, the quarterly report filed on Form 10-QSB on November 20, 2006 and the 8-K filed on October 20, 2006.

(c) A description of the securities of the Registrant is contained in a Form 10-SB filed on January 3, 2000.

(d) All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the registration statement and to be part thereof from the date of filing of such documents.

For the purposes of this registration statement, any statement in a document incorporated by reference shall be deemed to be modified or superseded to the extent that a statement contained in this registration statement modifies or supersedes a statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.     DESCRIPTION OF SECURITIES

Not applicable.

ITEM 5.     INTEREST OF NAMED EXPERTS AND COUNSEL

Other than as set forth below, no named expert or counsel was hired on a contingent basis, will receive a direct or indirect interest in the small business issuer, or was a promoter, underwriter, voting trustee, director, officer, or employee of the Registrant.

Horizon Law Group LLP, legal counsel for the Registrant, has given an opinion on the validity of the securities being registered. Michael A. Connor is a member of Horizon Law Group LLP and has previously received shares of common stock pursuant to the Registrant's Non-Employee Directors and Consultants Retainer Stock Plan, as amended, under Form S-8's in exchange for legal services previously rendered, and to be rendered in the future, to the Registrant under attorney-client contracts. These legal services consist of advice and preparation work in connection with reports of the Registrant filed under the Securities Exchange Act of 1934, and other general corporate and securities work for the Registrant. It is anticipated that future legal services will be paid, in part, through a grant of shares of common stock under the 2007 Directors and Consultants Stock Plan.

ITEM 6.     INDEMNIFICATION OF DIRECTORS AND OFFICERS

Under Sections 78.7502, 78.751 and 78.752 of the Nevada Revised Statutes, the Registrant has broad powers to indemnify and insure its directors and officers against liabilities they may incur in their capacities as such.

Section 78.7502 of the Nevada Revised Statutes permits a corporation to indemnify any of its directors, officers, employees and agents against costs and expenses arising from claims, suits and proceedings if such persons acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Notwithstanding the foregoing, no indemnification may be made in respect of any claim, issue or matter, as to which such person is adjudged to be liable to the corporation unless and only to the extent that a court of competent jurisdiction determines that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Under Section 78.751 of the Nevada Revised Statutes, the Registrant may purchase and maintain insurance for directors and officers whether or not the Registrant has the authority to indemnify such persons against such liability and expenses. Such insurance may not provide protection for a person adjudged by a court of competent jurisdiction to be liable for intentional misconduct, fraud or a knowing violation of law, except with respect to the advancement of expenses or indemnification ordered by a court.

Section 78.138 of the Nevada Revised Statutes provide that, with certain exceptions, unless the articles of incorporation provide for greater individual liability, a director or officer is not individually liable to the corporation or its stockholders or creditors for any damages as a result of any act or failure to act in his capacity as a director or officer unless it is proven that: his act or failure to act constituted a breach of his fiduciary duties as a director or officer and his breach of those duties involved intentional misconduct, fraud or a knowing violation of law.

Article 7 of the Registrant’s Articles of Incorporation and Article VI of the Registrant’s Bylaws provide for indemnification of its directors, officers, employees and other agents to the maximum extent permitted by law. Article VI of the Registrant’s Bylaws also provide that the Registrant may purchase and maintain insurance for such persons whether or not the corporation would have the power to indemnify such persons, and the Registrant does provide such indemnity insurance pursuant to which directors and officers are indemnified or insured against liability or loss under certain circumstances which may include liability, or related loss under the Securities Act and the Exchange Act.

Article 6 of the Registrant’s Articles of Incorporation provides that no director or officer shall be personally liable to the Registrant or its stockholders for damages for breach of fiduciary duty as a director or officer, except for (a) acts or omissions which include intentional misconduct, fraud or a knowing violation of law, or (b) the payment of dividends in violation of applicable Nevada law.

ITEM 7.     EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

ITEM 8.     EXHIBITS

NUMBER	DESCRIPTION

5	Opinion of Horizon Law Group LLP (filed herewith).
23.1	Consent of Russell Bedford Stefanou Mirchandani LLP (filed herewith).
23.2	Consent of Horizon Law Group LLP filed herewith).
24	Special Power of Attorney (see signature page).

ITEM 9.     UNDERTAKINGS

The Registrant hereby undertakes:

(a)	1.
To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to: include any additional or changed material information on the plan of distribution.

	2.
For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

	3.	File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

	4.
For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

iii.
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

iv.	Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorize, in the City of Santo Domingo, Dominican Republic, on January 31, 2007.

FREESTAR TECHNOLOGY CORPORATION

By:	/s/ Paul Egan
Paul Egan, President

SPECIAL POWER OF ATTORNEY

The undersigned constitute and appoint Paul Egan their true and lawful attorney-in-fact and agent with full power of substitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Form S-8 Registration Statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the U.S. Securities and Exchange Commission, granting such attorney-in-fact the full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorney-in-fact may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated:

Signature	Title	Date

/s/ Paul Egan	President/Chief Executive Officer/Director	January 31, 2007
Paul Egan

/s/ Ciaran Egan	Secretary/Treasurer/Chief Financial Officer	January 31, 2007
Ciaran Egan	(principal financial and accounting officer)
/Director

/s/ Fionn Stakelum	Director	January 31, 2007
Fionn Stakelum

/s/ Carl M. Hessel	Director	January 31, 2007
Carl M. Hessel

EXHIBIT INDEX

NUMBER	DESCRIPTION

5	Opinion of Horizon Law Group LLP (filed herewith).
23.1	Consent of Russell Bedford Stefanou Mirchandani LLP (filed herewith).
23.2	Consent of Horizon Law Group LLP filed herewith).
24	Special Power of Attorney (see signature page).